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                                                                    Exhibit 10.7

July __, 2005

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, New York 10020

            Re: Stone Arcade Acquisition Corporation

Gentlemen:

        This letter will confirm the agreement of the undersigned to purchase warrants ("Warrants") of Stone Arcade Acquisition Corporation ("Company") included in the units ("Units") being sold in the Company's initial public offering ("IPO") upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and two Warrants. The shares of Common Stock and Warrants will not be separately tradeable until 20 trading days following the earlier to occur of the expiration of the underwriters' over-allotment option or its exercise in full unless Morgan Joseph & Co. Inc., as representative of the underwriters ("Morgan Joseph"), informs the Company of its decision to allow earlier separate trading.

        Each of the undersigned agrees that this letter agreement constitutes an irrevocable order for Morgan Joseph to purchase for the undersigned's account, within the forty-trading day period commencing on the date separate trading of the Warrants commences ("Separation Date"), as many Warrants as are available for purchase at market prices not to exceed $.70 per Warrant each on a not-held basis, subject to a maximum Warrant purchase obligation equal to the number of Warrants set forth opposite their respective names below ("Maximum Warrant Purchase"). Morgan Joseph (or such other broker dealer(s) as Morgan Joseph may assign the order to) agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the forty trading-day period commencing on the Separation Date. Each order will be a limit order under NASD rules governing such orders. Morgan Joseph further agrees that it will not charge the undersigned any fees and/or commissions with respect to such purchase obligation.

        Each of the undersigned may notify Morgan Joseph that all or part of the Maximum Warrant Purchase will be made by one or more affiliates of the undersigned who (or which) has an account at Morgan Joseph and, in such event, Morgan Joseph will make such purchase on behalf of said affiliate; provided, however, that the undersigned hereby agree to make payment of the purchase price of such purchase and to fulfill their Maximum Warrant Purchase in the event and to the extent that their affiliate fails to make such payment or purchase.

        Each of the undersigned agrees that neither he nor any affiliate of his shall sell or transfer the Warrants until after the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business and acknowledges that, at the option of Morgan Joseph, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

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                    Very truly yours,                 Maximum Warrant Purchase


                    ------------------------
                    Roger W. Stone                           1,100,000

                    ------------------------
                    Matthew Kaplan                           1,100,000

                    ------------------------
                    John M. Chapman                            600,000

                    ------------------------
                    Jonathan R. Furer                          600,000

                    ------------------------
                    Muhit U. Rahman                            600,000
                                                             =========
                                                             4,000,000





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